EXHIBIT 2.1

JSE SHARE CODE HAR	NYSE SHARE CODE HMY	ISIN CODE ZAE 000015228

Directors: PT Motsepe (Chairman), ZB Swanepoel (Chief Executive), F Abbott, Dr MMMM Bakane-Tuoane, F Dippenaar, VN Fakude, TSA Qrobicki, WM Gule, MW King, DS Lushaba, MF Fleming, Lord Renwlck of Clifton KCMG*, CML Savage, Dr SP Sibisi, DV Simelane, Dr RV Slmelane, MV Slsulu, P Taljaard, AJ Wilkens
Secretary; MP van der Walt

NOTICE TO SHAREHOLDERS

Notice is hereby given that the annual general meeting of Harmony will be held on Friday, 14 November 2003 at 10:00 at Harmony’s Corporate Offices, Randfontein Office Park, corner Main Reef Road and Ward Avenue, Randfontein for the following purposes:

1	to receive and consider the audited financial statements of the Company for the year ended 30 June 2003;

2	to fix the remuneration of the directors, Members will be requested to vary directors’ fees from R2S 000 per quarter to; R20 000 per quarter, plus R5,000 per quarter for each board committee that a director serves on;

3	to elect Messrs PT Motsepe (as chairman), WM Gule, MW King, P Taljaard, AJ Wilkens, CML Savage, DV Simelane, MV Siaulu and Drs MMMM Bakane-Tunane, SP Sibisi and RV Simelane as directors in terms of the Articles of Association of the Company (short CV’s of each director appear in the Annual Report under the heading “Directorate”);

4	to re-elect Messrs ZB Swanepoel, TSA Grobicki and MF Fleming as directors in terms of the Articles of Association of the Company (short CV’s of each director appear In the Annual Report under the heading “Directorate”); and

5	to consider, and if deemed fit, to pass, with or without modification, the following ordinary and special resolutions, the reasons for and the effects of the special resolutions being stated below:

SPECIAL RESOLUTION NUMBER 1

“Resolved that the Articles of Association of the Company be and are hereby amended by the Insertion of the following new Article 2A;

“2A.	Unissued shares shall be offered to existing shareholders pro rata to their shareholdings, unless issued in consideration for the acquisition of assets, Subject to the provisions of Section 221 of the Act, shareholders’ In general meeting may authorise the directors to issue unissued securities and/or options to subscribe for unissued shares as the directors in their discretion think fit, provided such transaction(s) has/have been approved by the JSE.’”

The reason for, special resolution number 1 is to ensure that the Articles of Association of the Company comply with the amended Listings Requirements of the JSE Securities Exchange South Africa (“JSE”). The effect of special resolution number 1 is that the Articles of Association of the Company will be amended. New Article 2A should be read in conjunction with ordinary resolutions numbers 2 and 3 below.

SPECIAL RESOLUTION NUMBER 2

“Resolved that the Articles of Association of the Company be and are hereby amended by the deletion of Article 46 in its entirety and the insertion of the following new Article 46 In its place:

“46,	For 80 long as the Company remains listed on the JSE, notice of all general meetings shall be given to the Listings Division of the JSE and Shall be announced through the Stock Exchange New Service (“SENS”), at the same time as such notice is given to the members.””

The reason for special resolution number 2 Is to ensure that the Articles of Association of the Company comply with the amended Listings Requirements of the JSE, The effect of special resolution number 2 is that the Articles of Association of the Company will be amended so as to provide that Harmony will also be obliged to give notice of Its general meetings through SENS.

SPECIAL RESOLUTION NUMBER 3

“Resolved that the Articles of Association of the Company be and are hereby amended by the deletion of Article 103 In its entirety and the Insertion In Its place of the following new Article 103:

“103,	There will not be a quorum at any meeting of the Board unless at least 50% of the members of the Board are present, of which the majority must be non-executive directors, A quorum must further be a disinterested quorum, Th’us, a director who has ah interest in any matter to be considered at the relevant meeting of the Board may not vote on it and may not be counted for purposes of determining whether or not a quorum is present at the meeting.””

Harmony has Implemented a Board Charter in addition to its Articles of Association, in order to comply with the requirements of good corporate governance, The reason for special resolution number 3 is to bring the Articles of Association of the Company in line with the provisions of Its Board Charter, The effect of special resolution number 3 is that the Articles of Association of the Company will be amended so as to provide that there will not be a quorum at any meeting of the board of directors of the Company unless at least 50% of the disinterested directors are present, of which the majority must be non-executive directors.

SPECIAL RESOLUTION NUMBER 4

“Resolved that the Articles of Association of the Company be and are hereby amended by the deletion of Article 109 In Its entirety and the insertion In Its place of the following new Article 109:

“109,	A resolution signed by a majority of directors (or their alternates, if applicable), who also comprise a quorum for purposes of Board meetings, who are present in the Republic of South Africa at the time when the resolution is signed by the first of such directors, shall be as valid and effective as If It had been passed at a duly constituted meeting of the Board and shall be Inserted In the company’s minute book Any such resolution may consist of several documents and shall be deemed to have been passed on the date on which it was signed by the last director who signed it, unless a statement to the contrary is made in that resolution. A copy of any such resolution shall be sent to all the directors forthwith after the passing thereof.””

The reason for special resolution number 4 is to bring the Articles of Association of the Company in line with the provisions of Harmony’s Board Charter and also to comply with the amended Listings Requirements of the JSE. The effect of special resolution number 4 is that the Articles of Association of the Company will be amended so as to provide that a round robin resolution will be regarded as being duly passed when the majority of directors present in the Republic of South Africa have signed such resolution, provided that such directors comprise a quorum for purposes of meetings of the board of directors of the Company,

SPECIAL RESOLUTION NUMBER 5

“Resolved that the Company approves, as a general approval in terms of section 85 (2) of the Companies Act, 1973 (Act 61 of 1973} (“the Act”) as amended, the acquisition, from time to time, of such number of shares Issued by the Company (“Company’s Shares”) and at such price or prices and on such other terms and conditions as the directors may from time to time determine, but subject to the requirements from time to time of any stock exchange upon which the Company’s Shares may be quoted or listed and to the following requirements of the JSE Securities Exchange South Africa (“JSE”):

(a)	the repurchase of the Company’s Shares shall be effected through the order book operated by the JSE trading system and done without any prior understanding or arrangement between the Company and the counter party;

(b)	the authority shall be valid only until the next annual general meeting of the Company or for 15 months from the date on which this special resolution Is passed, whichever period Is shorter;

(c)	repurchases may not be made at a price more than 10% above the weighted average of the market value for the Company’s Shares for the five business days Immediately preceding the date on which the transaction is effected;

(d)	at any point in time, the Company may only appoint one agent to effect any repurchase(s) on the Company’s behalf;

(e)	the Company may only undertake a repurchase of the Company’s Shares if, after such repurchase, it still complies with the Listings Requirements of the JSE concerning shareholder spread requirements; and

(f)	the Company or Its subsidiaries may not repurchase the Company’s Shares during a prohibited period, as defined In the Listings Requirements of the JSE.”

The reason for and effect of special resolution number 5 is to generally approve, In terms of section 85(2) of the Act, the acquisition by the Company of ordinary shares issued by It, subject to the Listings Requirements of the JSE. The directors intend to utilise this authority at such time or times, in respect of such number of shares, at such price and on such terms as they may consider appropriate In the circumstances from time to time, provided that any repurchase of securities should not, in the aggregate, in this financial year exceed 20% of the Company’s issued share capital of the class concerned. Accordingly, the method by which the Company intends to acquire its securities, the maximum number of securities which will be acquired and the price(s) and date(a) at which the acquisition(s) is (are) to take place are not presently known. In considering whether or not to act In terms of this general authority, the directors will ensure for a period of twelve months after the date of the notice of the general meeting that:

a)	the Company and Its subsidiaries (“Group”) will be able, in the ordinary course of business, to pay Its debts;

b)	the consolidated assets of the Company and the Group will be In excess of the consolidated liabilities of the Company and the Group. For this purpose, the assets and liabilities will be recognized and measured In accordance with the accounting policies used in the latest audited annual group financial statements;

c)	the Company and the Group will have adequate capital and reserves; and

d)	the working capital of the Company and the Group will be adequate for at least twelve months’ operations,

When the company has cumulatively repurchased 3% of the initial number of the relevant class of securities and for each 3% in aggregate of the Initial number of that class acquired thereafter, the Company will publish an announcement giving details thereof in accordance with Rule 11.27 of the JSE Listings Requirements.

The Company undertakes that it will not enter the market to repurchase the Company’s shares in terms of this general authority until such time as the Company’s sponsor has provided written confirmation to the JSE regarding the adequacy of the Company’s working capital in accordance with Schedule 25 of the JSE Listings Requirements,

Please refer to the Annual Report to which this Notice to Shareholders is attached for details of the Company’s directors and management, its major shareholders, material changes, litigation, directors’ interests In securities, share capital of the Company and the Directors’ Responsibility Statement,

ORDINARY RESOLUTION NUMBER 1

“Resolved that the Harmony (2003) Share Option Scheme (“Scheme”) be approved, subject to approval by the directors of the Company and the JSE Securities Exchange South Africa, and that the directors are authorised to take such action as may be required to implement the Scheme, provided that no further allocations are made under the Harmony (1994) Share Option Scheme and the Harmony (2001) Share Option Scheme.”

Note: a summary of the rules of the Scheme, as required by the JSE, is attached hereto.

The merger with African Rainbow Minerals Gold Limited, acquisitions by the Company and a 5% provision for broad based participation by non-managerial employees of the Company In compliance with the Mining Charter, have necessitated the need for an increase in the amount of options available to employees. The reason for implementing a new scheme, therefore, Is to ensure that the Company has a sufficient number of securities available to allot to employees of Harmony.

ORDINARY RESOLUTION NUMBER 2

“Resolved that the directors of the Company be and are hereby authorised to allot and issue, after providing for the requirements of the Harmony (1994) Share Option Scheme, the Harmony (2001) Share Option Scheme and the Harmony (2003) Share Option Scheme, all or any of the remaining unissued shares In the capital of the Company at such time or times to such person or persons or bodies corporate upon such terms and conditions as the directors may from time to time-at their sole discretion determine, subject to the provisions of the Companies Act, 1973 (Act 61 of 1973), as amended, and the Listings Requirements of the JSE Securities Exchange of South Africa.”

This ordinary resolution is required in order to comply with the provisions of section 221 of the Act,

ORDINARY RESOLUTION NUMBER 3

“Resolved that the directors of the Company be and are hereby authorised to allot and issue all or any of the authorised but unissued shares In the capital of the Company for cash on such terms and conditions as the directors may from time to time at their sole discretion deem fit, as and when suitable opportunities arise therefor, but subject to the following requirements of the JSE Securities Exchange South Africa (“JSE’):

a)	the securities which are the subject of the issue for cash must be of a class already in issue, or where this Is not the case, must be limited to such securities or rights that are convertible into a class already in issue;

b)	the securities must be issued to public shareholders, as defined In the Listings Requirements of the JSE and not to related parties;

c)	securities which are the subject of general Issues for cash:

(i)	in the aggregate in any one financial year may not exceed 15% of the relevant number of securities In Issue of that class (for purposes of determining the securities comprising the 15% number in any one year, account must be taken of the dilution effect, in the year of issue of options/convertible securities, by including the number of any securities which may be Issued in future arising out of the issue of such options/convertible securities);

(ii)	of a particular class, will be aggregated with any securities that are compulsory convertible into securities of that class, and, in the case of the Issue of compulsory convertible securities, aggregated with the securities of that class into which they are compulsory convertible;

(iii)	as regards the number of securities which may be issued (the 15% number), shall be based on the number of securities of that class in issue added to those that may be Issued in future (arising from the conversion of options/convertible securities), at the date of such application:

(1)	less any securities of the class Issued, or to be issued in future arising from options/convertible securities issued, during the current financial year;

(2)	plus any securities of that class to be Issued pursuant to:

(aa)	a rights Issue which has-been announced, is irrevocable and Is fully underwritten; or

(bb)	an acquisition which has had final terms announced, as though they were securities in issue as at the date of application;

d)	the maximum discount at which securities may be issued is 10% of the weighted average traded price of such securities measured over the 30 business days prior to the date that the price of the issue is determined or agreed by the directors of the Company. The JSE will be consulted for a ruling If the Company’s securities have not traded In such 30 business day period,”

The approval of a 75% majority of the votes cast by shareholders present or represented by proxy at the annual general meeting IB required for this resolution to be effective, This resolution, If approved by shareholders, shall be valid until the Company’s next annual general meeting or for 15 months from the date of the resolution, whichever Is the shorter,

After the Company has issued equity securities in terms of this general authority representing, on a cumulative basis within the current financial year, 5% or more of the number of equity securities in issue prior to that Issue, the Company will publish an announcement containing full details of the Issue in accordance with Rule 11.22 of the JSE Listings Requirements.

VOTING AND PROXIES

Each shareholder of Harmony who, being an Individual, is present in person or by proxy, or being a company, Is represented at the general meeting, is entitled to one vote on a show of hands, On a poll, each shareholder present in person or by proxy or represented shall have one vote for every share held by such shareholder, A shareholder entitled to attend and vote at the meeting may appoint one or more proxies to attend, speak and vote in his stead, A proxy need not be a shareholder of Harmony.

Certificated shareholders and own name dematerialised shareholders who are unable to attend the general meeting, but wish to be represented thereat must complete and return the attached form of proxy to the transfer secretaries of Harmony, being Ultra Registrars (Pty) Ltd or Capita Registrars, to reach them by no later than 9:00 on 12 November 2003. The completion of a form of proxy will not preclude a Harmony shareholder from attending, speaking and voting at the general meeting to the exclusion of the proxy so appointed.

Dematerialised shareholders other than those who have elected “own name” registration who wish to attend the general meeting must request their Central Securities Depositary Participant {“CSDP”) or broker to provide them with a letter of representation or must instruct their CSDP or broker to vote by proxy on their behalf in terms of the agreement entered into between the shareholder and its CSDP or broker,

By order of the Board

Harmony Gold Mining Company Limited
MP van der Walt
Secretary
Virjinla
23 September 2003

SUMMARY OF THE RULES OF THE PROPOSED
HARMONY (2003) SHARE OPTION SCHEME

As required by the JSE Securities Exchange South Africa (“JSE”), a summary of the rules of the proposed Harmony (2003) Share Option Scheme (“the scheme’), as approved by the JSE and directors, follows hereunder

1	Participants

Participants under the scheme are limited to employees of Harmony Gold Mining Company Limited (“the company”) and its subsidiaries, as well as persons who devote their time exclusively to the service of the Company,

2	Aggregate number of securities

The total amount of options allocated under the previous Harmony (1994) Share Option Scheme and the Harmony (2001) Share Option Scheme represent 5% of the company’s Issued share capital, Due to the requirements of the Mining Charter we Intend to reserve a further 5% of our Issued share capital for broad based participation by non-managerial employees, In addition, a further 4% of our Issued share capital will be reserved as an incentive for managerial staff, The total number of shares reserved for this scheme will therefore be 23,234,960 as at 16 September 2003, which represent 9% of the issued share capital of the company.

No new options will be granted under the Harmony (1994) Share Option Scheme or the Harmony (2001) Share Option Scheme,

There is also a restriction on the number of shares any single participant may acquire, being 0,5% of the issued share capital of the company as at 16 September 2003,

3	Acquisition of shares

The price at which an option may be exercised will be in respect of each share, which is the subject of the option, the closing market price of a share on the JSE on the trading day preceding the day on which the option is granted.

4	Termination of participation

All options outstanding held by an employee shall lapse on the date of such employee’s resignation, Options held and exercisable by an employee proceeding on retirement, may be exercised at any time for a period of twelve months from date of retirement, An option lapses automatically 10 (ten) years after the date of granting the option.

5	Rights attaching to options

Options do not rank for dividends and have no voting rights.

A copy of the Harmony (2003) Share Option Scheme will lie open for Inspection at the Company’s corporate offices, Randfontein Office Park, Corner Main Reef Road and Ward Avenue, Randfontein, for a period of not less than 14 days prior to this annual general meeting,

JSE SHARE CODE HAR	NYSE SHARE CODE HMY	ISIN CODE ZAE 000015228

PROXY FORM

For use of certificated and “own name” dematerialised shareholders of Harmony (“shareholders”) at the annual general meeting of the Company to be held at 10:00 on Friday, 14 November 2003, at Harmony’s Corporate Offices, Randfontein Office Park, corner of Main Reef Road and Ward Avenue, Randfontein, and any adjournment thereof (“general meeting”).

I/We	(NAME IN BLOCK LETTERS)

being the holder/a of, hereby appoint	shares in the Company, do
1.	or failing him/her

2.	or falling him/her

3. the chairman of the general meeting,

as my/our proxy to act for me/us and on my/our behalf at the general meeting which will be held for the purpose of considering and, if deemed fit, passing, with or without modification, the special and ordinary resolutions to be proposed thereat and at any adjournment thereof, and to vote for or against the resolutions and/or abstain from voting in respect of the shares registered in my/our name/s, In accordance with the following instructions (see note 2);

		For	Against	Abstain
Resolution 1	Adoption of 2003 audited financial statements	_____	_____	_____

Resolution 2	Fixing the remuneration of directors	_____	_____	_____

Resolution 3	Election of directors In terms of the Company’s Articles of Association:

	Dr MMMM Bakane-Tuoane	_____	_____	_____

	WM Gule	_____	_____	_____

	MW King	_____	_____	_____

	PT Motsepe (new chairman)	_____	_____	_____

	CML Savage	_____	_____	_____

	Dr SP Sibisi	_____	_____	_____

	DV Simelane	_____	_____	_____

	Dr RV Simelane	_____	_____	_____

	MV SisulU	_____	_____	_____

	P Taljaard	_____	_____	_____

	AJ Wilkens	_____	_____	_____

		For	Against	Abstain
Resolution 4	Re-election of directors in terms

of the Company’s Articles of Association:

	TSA Grobicki	_____	_____

	MF Pleming	_____	_____

	ZB Swanepoel	_____	_____

Special Resolution Number 1	Insertion of new Article 2A as part of the Company’s Articles of Association	_____	_____

Special Resolution Number 2	Amending Article 46 of the Company’s Articles of Association	_____	_____

Special Resolution Number 3	Amending Article 103 of the Company’s Articles of Association	_____	_____

Special Resolution Number 4	Amending Article 109 of the Company’s Articles of Association	_____	_____

Special Resolution Number 6	Granting authority for share repurchases	_____	_____

Ordinary Resolution Number 1	Approving the Harmony (2003) Share Option Scheme	_____	_____

Ordinary Resolution Number 2	Placing the balance of the unissued shares of the Company under the control of the directors	_____	_____

Ordinary Resolution Number 3	Authorising the directors to issue shares for cash	_____	_____

Signed	on			2003,

at.

Signature.

Assisted by ms (where applicable)_

(Note: A shareholder entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his/her stead. Such proxy need not also be a shareholder of the Company).

Please read the notes on the following page under the heading “Notes”.

NOTES:

1.	A certificated or “own name” dematerialised shareholder may insert the name of a proxy or the names of two alternative proxies of the certificated or “own name” dematerialised shareholder’s choice in the space/s provided, with or without deleting “the chairman of the general meeting”; but any such deletion must be initialed by the certificated or “own name” dematerialised shareholder. The person whose name appears first on the form of proxy and who is present at the general meeting will be entitled to act as proxy to the exclusion of those whose names follow.

2.	A certificated or “own name” dematerialised shareholder’s instructions to the proxy must be indicated by the Insertion of the relevant number of votes exercisable by that shareholder in the appropriate box provided. Failure to comply with the above will be deemed to authorise the proxy to vote or to abstain from voting at the general meeting as he/she deems fit in respect of all the certificated or “own name” dematerialized shareholders’ votes exercisable thereat. A certificated or “own name” dematerialised shareholder or his proxy is not obligated to use all the votes exercisable by the shareholder or by his proxy, but the total of the votes cast and in respect of which abstention Is recorded may not exceed the total of votes exercisable by the certificated or “own name” dematerialised shareholder or by his/her proxy,

3.	This duly completed form of proxy must be received by the Company’s transfer secretaries, Ultra Registrars (Pty) Limited, 11 Diagonal Street, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000) or Capita Registrars, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, England, 48 hours before the time fixed for the general meeting.

4.	The completion and lodging of this form of proxy will not preclude the relevant certificated or “own name” dematerialised shareholder from attending the general meeting and speaking and voting in person thereat to the exclusion of any proxy appointed in terms hereof.

5.	Documentary evidence establishing the authority of a person signing this form of proxy in a representative or other legal capacity must be attached to this form or proxy unless previously recorded by the Company’s transfer secretaries or waived by the chairman of the general meeting,

6.	Every person present and entitled to vote at the general meeting as a registered member or as a representatives of a body corporate shall on a show of hands have one vote only, irrespective of the number of shares such person holds or represents, but in the event of a poll, such person or representative, will have one vote per share.

7.	Any alteration or correction made to this form of proxy must be Initialled by the signatory/ies,

8.	Dematerialised shareholders other than those with “own name” registration who wish to attend the general meeting must request their Central Securities Depositary Participant (“CSDP”) or broker to provide them with a Letter of Representation or they must Instruct their CSDP or broker to vote by proxy on their behalf in terms of the agreement entered Into between the dematerialised shareholder and his/her CSDP or broker,